Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of September 6, 2007, and is made and entered into by and between The Wet Seal, Inc., a Delaware corporation (the “Company”), and Edmond S. Thomas (“Executive”).

IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

1. EMPLOYMENT

The Company hereby agrees to employ Executive as the President and Chief Executive Officer of the Company and Executive hereby accepts such employment upon the terms and conditions set forth below.

2. TERM AND PLACE OF PERFORMANCE

The term of this Agreement shall begin on October 8, 2007 (the “Effective Date”), and, unless sooner terminated as provided herein, shall end on October 8, 2010 (the “Term”). The Term may be sooner terminated by either party in accordance with the provisions of Section 5. The principal place of employment of Executive shall be at the Company’s headquarters in Foothill Ranch, California (or at such other locations within the fifty (50) mile radius of its current location as it may be relocated); provided, that, Executive shall be required to travel from time to time on the business of the Company during the Term.

3. COMPENSATION

3.1 Base Compensation. For the services to be rendered by Executive under this Agreement, Executive shall be entitled to receive, commencing as of the Effective Date, salary at the annual rate of Seven Hundred Fifty Thousand Dollars ($750,000) (the “Base Compensation”), less all applicable tax withholdings by the Company. The Base Compensation shall be payable in accordance with the Company’s customary payroll practices. The Compensation Committee of the Board of Directors of the Company (the “Committee”) shall review Executive’s Base Compensation annually and may make adjustments to increase but not decrease such Base Compensation, in accordance with the compensation practices and guidelines of the Company.

3.2 Annual Bonus; Guaranteed 2007 Annual Bonus.

(a) Commencing on the Effective Date, Executive shall participate in the Company’s annual performance based bonus program, as the same may be established from time to time by the Committee for executive officers of the Company (the “Incentive Plan”). For each fiscal year during which Executive is employed hereunder during the Term, Executive’s target award under the Incentive Plan shall be up to 100% of the Base Compensation (the “Target Bonus”), and the maximum incentive opportunity shall be up to 200% of the Base Compensation. Any bonus earned during a fiscal year shall be paid at such time as the Company customarily pays annual bonuses to its executive officers and following certification by the

Committee of the achievement of agreed-upon performance measures and the amount of the bonus to be paid by Executive for the applicable fiscal year. Except as otherwise provided by the Board or herein, Executive shall not be paid any bonus unless he is employed on the date the Company customarily pays bonuses to its executive officers.

(b) Executive shall be guaranteed a bonus of $250,000 for fiscal year 2007, subject to tax withholdings by the Company, for the partial year that Executive will be employed. Executive shall be paid the guaranteed bonus on April 15, 2007 (the “Guaranteed Bonus Payment Date”); provided, that, he has not been terminated by the Company for Cause (as defined below) or terminated his employment with the Company without Good Reason (as defined below) on or before the Guaranteed Bonus Payment Date.

3.3 Vacation. During the Term, Executive shall be entitled to four (4) weeks of paid vacation per year to be used and accrued in accordance with the Company’s policy as it may be established from time to time. In addition, Executive shall receive other paid time-off in accordance with the Company’s policies for senior executives as such policies may exist from time to time.

3.4 Welfare, Pension and Incentive Benefit Plans. During the Term, Executive shall be entitled to participate in such employee benefit plans and insurance programs offered by the Company to its employees generally, or which it may adopt from time to time for its employees generally, in accordance with the eligibility requirements for participation therein.

3.5 Automobile Perquisite. During the Term, the Company shall provide Executive with a luxury sedan automobile for his use and shall provide customary insurance coverage for such automobile. The Company shall also pay for all maintenance costs, including gasoline, repairs and service for such automobile.

3.6 Equity Award Shares.

(a) On the Effective Date, the Company shall grant Executive the following:

(i) Three Hundred Thirty Three Thousand Three Hundred Thirty Three (333,333) shares of the Company’s Class A common stock, $0.10 par value per share (“Common Stock”), all of which shall be subject to the performance-based vesting terms and conditions set forth in the Performance Share and Restricted Share Award Agreement attached hereto as Exhibit A, as may be amended and/or restated from time to time (the “Award Agreement”); and

(ii) pursuant to Section 4350(I)(1)(A)(iv) of the NASDAQ Marketplace Rules, Five Hundred Thousand (500,000) shares of Common Stock, all of which shall be subject to the time-based vesting terms and conditions set forth in the Award Agreement.

(b) On October 8, 2008 and October 8, 2009, respectively, the Company shall grant Executive Three Hundred Thirty Three Thousand Three Hundred Thirty Three (333,333) and Three Hundred Thirty Three Thousand Three Hundred Thirty Four (333,334) shares of Common Stock, all of which shall be subject to the performance-based vesting terms and conditions set forth in the Award Agreement; provided, that, Executive is employed with the Company on each of the foregoing dates and a Notice of Termination has not be delivered with respect to Executive’s employment.

(c) The shares of Common Stock issued pursuant to Section 3.6(a) have not been registered and are not freely transferable (the “Award Shares”). The Award Shares shall have the registration rights set forth in the Award Agreement.

3.7 Expenses. While Executive is employed by the Company hereunder, the Company shall reimburse Executive for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Executive in the performance of his duties and responsibilities hereunder, subject to the Company’s normal policies and procedures for expense verification and documentation.

4. POSITION AND DUTIES

4.1 Position and Duties.

(a) Executive shall serve as the President and Chief Executive Officer of the Company and shall report to the Board of Directors of the Company (the “Board”). Executive shall have those powers and duties customarily associated with the office of President and Chief Executive Officer and as provided for in the By-Laws of the Company, at all times, subject to the direction and control of the Board, and such other powers and duties as may be assigned by the Board. If requested by the Board, Executive shall serve as an officer and/or director of any of the Company’s affiliates or subsidiaries for no additional consideration.

(b) While Executive remains an employee of the Company, the Company will nominate Executive for election to the Board by the stockholders of the Company. Executive shall not be entitled to any additional compensation in consideration for his service on the Board. Executive agrees to resign from the Board upon the termination of his employment.

4.2 Devotion of Time and Effort. Executive shall use Executive’s good faith, best efforts and judgment (a) in performing Executive’s duties required hereunder and (b) to act in the best interests of the Company. Executive shall devote his full time, attention and efforts to the business of the Company, but may participate in charitable and personal investment activities to a reasonable extent, as long as such activities do not interfere with the performance of his duties and responsibilities hereunder. Except with respect to the boards of directors set forth on Schedule I, Executive shall not serve on the board of directors of any other company without the prior written consent of the Board.

5. TERMINATION; TERMINATION BENEFITS

5.1 Due to Death or Disability.

(a) If Executive dies during the Term, Executive’s employment shall terminate on the date of his death. The Company may terminate Executive’s employment if he becomes “Disabled,” as defined below, upon delivery of a Notice of Termination (as defined below) to Executive. Upon termination of Executive’s employment as a result of death or Disability, certain of his then unvested restricted stock awards shall vest in the manner set forth in the Award Agreement.

(b) Upon termination of Executive’s employment due to Executive’s death or by the Company due to Executive’s Disability, Executive shall be entitled to:

(i) compensation and payment for any unreimbursed expenses incurred, accrued but unpaid then current Base Compensation and other accrued but unpaid employee benefits as provided in this Agreement, in each case through the Date of Termination (as defined below);

(ii) Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs (the “Termination Fiscal Year”), which shall be pro rated for the number of full calendar quarters Executive was employed by the Company during the Termination Fiscal Year;

(iii) subject to Section 5.8, if Executive’s employment is terminated due to Disability and Executive intends to continue his medical coverage under The Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”), the Company shall pay for coverage under COBRA for one (1) year following the Date of Termination; and

(iv) the vesting in full of certain of his then unvested restricted stock awards in the manner set forth in the Award Agreement.

(c) For purposes of this Agreement, the term “Disabled” or “Disability” shall mean a medically determined physical or mental incapacity as a result of which Executive becomes unable to continue the proper performance of Executive’s duties hereunder for ninety (90) consecutive days or one-hundred twenty (120) non-consecutive days in any three hundred sixty-five (365) day period, or, if this provision is inconsistent with any applicable law, for such period or periods as permitted by law.

5.2 By the Company Without “Cause”.

(a) The Company may terminate Executive’s employment without “Cause” (as defined below) at any time following the Effective Date upon delivery of a Notice of Termination to Executive.

(b) Upon termination of Executive’s employment by the Company Without Cause, Executive shall be entitled to (contingent on Executive signing and not revoking a release, substantially in the form attached hereto as Exhibit B (a “Release”), within thirty (30) days of the Date of Termination of Executive’s employment):

(i) the greater of (A) Executive’s aggregate Base Compensation for the remainder of the Term and (B) Executive’s then current Base Compensation, multiplied by two (2), which payment under this Section 5.2(b)(i) shall be made in twelve (12) equal monthly installments (each such installment shall be treated as a separate payment under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”));

(ii) subject to Section 5.8, if Executive intends to continue his medical coverage under COBRA, the Company shall pay for coverage under COBRA for one (1) year following the Date of Termination; and

(iii) the vesting in full of certain of his then unvested restricted stock awards in the manner set forth in the Award Agreement.

5.3 By the Company For Cause.

(a) The Company may terminate Executive’s employment for “Cause” at any time, upon an affirmative vote of a majority of the non-employee members of the Board, by providing Executive a Notice of Termination, which shall set forth in reasonable detail the Company’s basis for such termination.

(b) Upon termination of Executive’s employment by the Company for Cause, Executive shall be entitled to receive compensation and payment for any unreimbursed expenses incurred, accrued but unpaid Base Compensation and other accrued but unpaid employee benefits as provided in this Agreement, in each case through the Date of Termination.

(c) For purposes of this Agreement, “Cause” shall mean:

(i) any act of misconduct or dishonesty by Executive in the performance of his duties;

(ii) any willful failure, neglect or refusal by Executive to perform his duties under this Agreement or to follow the lawful instructions of the Board;

(iii) any breach by Executive of his fiduciary duties to the Company or Executive’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor);

(iv) any material breach of any covenant of this Agreement, which breach has not been cured by Executive (if curable) within ten (10) days after written notice thereof to Executive from the Company;

(v) Executive’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or

(vi) Executive’s failure to comply with the policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of Executive’s fiduciary duties to the Company, which failure or breach is materially injurious to the business or reputation of the Company.

If the Board has reasonable belief that Executive has committed any of the acts described above, it may suspend Executive (with pay) while it investigates whether it has or could have Cause to terminate Executive and such suspension shall not give Executive Good Reason (as defined below) to terminate his employment.

5.4 By Executive For Good Reason.

(a) Executive may terminate his employment for “Good Reason” (as defined below) by providing a Notice of Termination to the Board within sixty (60) days of the occurrence of the circumstances giving rise to such Good Reason. The foregoing notice shall describe the claimed event or circumstance and set forth Executive’s intention to terminate his employment with the Company; provided, that, the Company has not substantially cured such event within thirty (30) days after receiving such notice.

(b) Upon termination by Executive of his employment for “Good Reason”, Executive will be entitled to (contingent on Executive signing and not revoking the Release within thirty (30) days of the Date of Termination):

(i) the greater of (A) Executive’s aggregate Base Compensation for the remainder of the Term and (B) Executive’s then current Base Compensation, multiplied by two (2), which payment under this Section 5.4(b)(i) shall be made in twelve (12) equal monthly installments (each such installment shall be treated as a separate payment under Section 409A of the Code);

(ii) subject to Section 5.8, if Executive intends to continue his medical coverage under COBRA, the Company shall pay for coverage under COBRA for one (1) year following the Date of Termination; and

(iii) the vesting in full of certain of his then unvested restricted stock award in the manner set forth in the Award Agreement.

(c) For purposes of this Agreement, “Good Reason” shall mean:

(i) The Company (or its successor) relocates Executive’s primary work location by more than fifty (50) miles from the Company’s current headquarters;

(ii) Executive is required to perform such duties that constitute a material diminution of Executive’s duties, responsibilities and authority as set forth in Section 4.1; and or

(iii) The Company (or its successor) breaches a material term or condition of this Agreement.

5.5 By Executive Without Good Reason.

(a) Executive may terminate his employment without Good Reason by providing a Notice of Termination to the Company at least ninety (90) days prior to the Date of Termination.

(b) Upon termination by Executive of his employment without Good Reason, Executive shall be entitled to receive compensation and payment for any unreimbursed expenses incurred, accrued but unpaid Base Compensation and other accrued but unpaid employee benefits as provided in this Agreement, in each case through the Date of Termination (contingent on Executive signing the Release within thirty (30) days of the Date of Termination).

5.6 Change of Control.

(a) In the event there is a Change of Control (as defined below) and, within ninety (90) days after the Change of Control, Executive either terminates his employment for Good Reason or the Company (or its successor) terminates Executive’s employment without Cause, Executive shall be entitled to (contingent on Executive signing and not revoking the Release within thirty (30) days of the Date of Termination):

(i) a payment equal to the sum of (A) Executive’s then current Base Compensation, multiplied by two (2) and (B) Executive’s Target Bonus for the fiscal year in which the Date of Termination occurs (pro rated for the number of full calendar quarters Executive was employed by the Company during the Termination Fiscal Year), multiplied by two (2); provided, however, in the event Executive is entitled to payment under Section 5.6 in connection with a Change of Control and such payment is to be made prior to February 3, 2008, Executive shall only receive the payment set forth in clause (A) hereof (all payments under this Section 5.6(a)(i) shall be payable in twelve (12) equal monthly installments (each such installment shall be treated as a separate payment under Section 409A of the Code);

(ii) subject to Section 5.8, if Executive intends to continue his medical coverage under COBRA, the Company will pay for coverage under COBRA for one (1) year following the Date of Termination; and

(iii) the vesting in full of certain of his then unvested restricted stock award in the manner set forth in the Award Agreement.

(b) For purposes of this Agreement, “Change of Control” shall mean either (i) or (ii) below and a Change in the Incumbent Board (as defined below).

(i) any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that, this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii)); or

(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).

(c) For purposes of this Agreement, a “Change in the Incumbent Board” shall be deemed to have occurred if during any period of three (3) consecutive years, individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, the voluntary resignation of one or more individuals who constitute the Board as of the date hereof shall not constitute a Change in the Incumbent Board; provided, further, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

5.7 Expiration of the Term. Executive’s employment shall automatically terminate upon expiration of the Term unless the parties agree to extend the Term or continue the employment relationship “at will”.

5.8 Set–Off Agreements. The obligation to make COBRA payments under this Section 5 shall be reduced upon Executive becoming eligible for medical benefits from any subsequent employer. The Company’s obligation to make any severance payments provided in this Agreement shall be subject to set-off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates under this Agreement or otherwise.

5.9 Nonqualified Deferred Compensation. Notwithstanding any provision of Sections 5.2. 5.4 and 5.6 to the contrary, if all or any portion of the severance payments due under Section 5 are determined to be “nonqualified deferred compensation” subject to Section 409A of the Code, and the Company determines that Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments (or portion thereof) shall commence no earlier than the first day of the seventh month following the month in which Executive’s termination of employment occurs (with the first such payment being a lump sum equal to the aggregate severance payments Executive would have received during such six-month period if no such payment delay had been imposed).

5.10 Notice of Termination. Any termination of employment pursuant to Sections 5.1 through 5.5 shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 20.2.

(a) For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company, as the case may be, hereunder or preclude Executive or the Company, as the case may be, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(b) For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated pursuant to Section 5.1 through 5.5, the date of receipt of the Notice of Termination (in the case of a termination with or without Good Reason, provided, such Date of Termination is in accordance with Section 5.4 or 5.5, as the case may be), (ii) if Executive’s employment is terminated by reason of death, the date of death, and (iii) the expiration of the Term.

5.11 Exclusive Remedy. Except as provided in Section 5, from and after the Date of Termination, Executive shall not be entitled to any other payments under this Agreement or the Award Agreement and/or the respective termination thereof, and shall have no further right to receive compensation or other consideration from the Company or have any other remedy whatsoever against the Company as a result of the termination of this Agreement, the Term or the termination of Executive’s employment.

6. NON-SOLICITATION

Executive acknowledges that by virtue of Executive’s position as President and Chief Executive Officer of the Company, and Executive’s employment hereunder, he will have advantageous familiarity with, and knowledge about, the Company and will be instrumental in establishing and maintaining goodwill between the Company and its customers, which goodwill is the property of the Company. Therefore, Executive agrees as follows during the Term and for a twelve (12) month period commencing from the Date of Termination: (a) Executive shall not on behalf of himself, or any other person or entity, solicit, take away, hire, employ or endeavor to employ any of the employees of the Company and/or (b) Executive shall not influence or attempt to influence vendors or business partners of the Company or any of its present or future subsidiaries or affiliates, either directly or indirectly, to divert their business to any individual, partnership, firm, corporation or other entity then in competition with the business of the Company, or any subsidiary or affiliate of the Company.

7. NON-COMPETITION

Executive acknowledges and recognizes the highly competitive nature of the business of the Company and its affiliates and accordingly agrees as follows: During his employment, Executive will not, directly or indirectly, (a) engage in any business for Executive’s own account that competes with the business of the Company or its affiliates (including, without limitation, businesses which the Company or its affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning), (b) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the Company or its affiliates, (c) acquire a financial interest in any person engaged in any business that competes with the business of the Company or its affiliates, directly or indirectly, as an individual, partner, stockholder, officer, director, principal, agent, trustee or consultant, or (d) interfere with business relationships (whether formed before or after the date of this Agreement) between the Company or any of its affiliates and customers, suppliers, partners, members or investors of the Company or its affiliates. Without limiting the generality of the foregoing, Executive agrees that any designer, manufacturer, wholesaler or retailer which designs, manufactures, markets or sells specialty apparel, clothing or accessories to primarily the age groups between fourteen (14) and thirty-five (35) and where such designer, manufacturer, wholesaler or retailer operates a retail store within seventy-five (75) miles of any location of the Company or any subsidiary or affiliate, would be “in competition with the business of the Company” or its subsidiaries or affiliates. Notwithstanding anything to the contrary in this Agreement, Executive may, directly or indirectly, own, solely as an investment, securities of any person engaged in the business of the Company or its affiliates which are publicly traded on a national or regional stock exchange or on an over-the-counter market if Executive (i) is not a controlling person of, or a member of a group which controls, such person and (ii) does not, directly or indirectly, own five percent (5%) or more of any class of securities of such person.

8. CONFIDENTIALITY/TRADE SECRETS

Executive specifically agrees that Executive will not at any time, whether during or subsequent to the Term, in any fashion, form or manner, except in furtherance of Executive’s duties at the Company or with the specific written consent of the Company, either directly or indirectly use, divulge, disclose or communicate to any person in any manner whatsoever, any confidential information or trade secrets of any kind, nature or description concerning any matters affecting or relating to the business of the Company (the “Proprietary Information”), including (i) all information, design or software programs (including object codes and source codes), techniques, drawings, plans, experimental and research work, inventions, patterns, processes and know-how, whether or not patentable, and whether or not at a commercial stage related to the Company or any subsidiary thereof, (ii) buying habits or practices of any of its customers or vendors, (iii) the Company’s marketing methods, sales activities, promotion, credit and financial data and related information, (iv) the Company’s costs or sources of materials, (v) the prices it obtains or has obtained or at which it sells or has sold its products or services, (vi) lists or other written records used in the Company’s business, (vii) compensation paid to employees and other terms of employment, or (viii) any other confidential information of, about or concerning the business of the Company, its manner of operation, or other confidential data of any kind, nature, or description (excluding any information that is or becomes publicly known or available for use through no fault of Executive or as directed by court order). The parties hereto stipulate that as between them, Proprietary Information constitutes trade secrets that derive independent economic value, actual or potential, from not being generally known to the public or to other persons who can obtain economic value or cause economic harm to the Company from its disclosure or use and that Proprietary Information is the subject of efforts which are reasonable under the circumstances to maintain its secrecy and of which this Section 8 is an example, and that any breach of this Section 8 shall be a material breach of this Agreement. All Proprietary Information shall be and remain the Company’s sole property.

9. INVENTIONS

9.1 Executive agrees to disclose promptly to the Company any and all concepts, designs, inventions, discoveries and improvements related to the Company’s business that Executive may conceive, discover or make from the beginning of Executive’s employment with the Company until the termination thereof; whether such is made solely or jointly with others, whether or not patentable, of which the conception or making involves the use of the Company’s time, facilities, equipment, personnel, supplies or trade secret information (collectively, “Inventions”).

9.2 Executive agrees to assign, and does hereby assign, to the Company (or its nominee) Executive’s right, title and interest in and to any and all Inventions that Executive may conceive, discover or make, either solely or jointly with others, whether or not patentable, from the beginning of Executive’s employment with the Company until the termination thereof of which the conception or making involves the use of the Company’s time, facilities, equipment, personnel, supplies or trade secret information.

9.3 Executive agrees to sign at the request of the Company any instrument necessary for the filing and prosecution of patent applications in the United States and elsewhere, including divisional, continuation, revival, renewal or reissue applications, covering any Inventions and all instruments necessary to vest title to such Inventions in the Company (or its nominee). Executive further agrees to cooperate and assist the Company in preparing, filing and prosecuting any and all such patent applications and in pursuing or defending any litigation upon Inventions covered hereby. The Company shall bear all expenses involved in the prosecution of such patent applications it desires to have filed. Executive agrees to sign at the request of the Company any and all instruments necessary to vest title in the Company (or its nominee) to any specific patent application prepared by the Company and covering Inventions which Executive has agreed to assign to the Company (or its nominee) pursuant to Section 9.2 above.

9.4 The provisions of Sections 9.2 and 9.3 do not apply to any invention which qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely in the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention: (i) to the business of the employer or (ii) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.

10. SHOP RIGHTS

The Company shall also have a perpetual, royalty-free, non-exclusive right to use in its business, and to make, use, license and sell products, processes and/or services derived from any inventions, discoveries, designs, improvements, concepts, ideas, works of authorship, whether or not patentable, including processes, methods, formulae, techniques or know-how related thereto, that are not within the scope of “Inventions” as defined above, but which are conceived or made by Executive during regular working hours or with the Company’s facilities, equipment, personnel, supplies or trade secret information.

11. INJUNCTIVE RELIEF

Executive acknowledges that any violation of any provision of Sections 6 through 10 and Sections 13 through 15 hereof by Executive will cause irreparable damage to the Company, that such damages will be incapable of precise measurement and that, as a result, the Company will not have an adequate remedy at law to redress the harm which such violations will cause. Therefore, in the event of any violation or threatened violation of any provision of Sections 6 through 10 and Sections 13 through 15 by Executive, in addition to any other rights at law or in equity, Executive agrees that the Company will be entitled to seek injunctive relief including, but not limited to, temporary and/or permanent restraining orders to restrain any violation or threatened violation of such Sections by Executive.

12. BLUE PENCIL

It is the desire and intent of the parties that the provisions of Section 6 through 10 hereof shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion of Sections 6 through 10 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended either to conform to such restrictions as the court or arbitrator may allow, or to delete therefrom or reform the portion thus adjudicated to be invalid and unenforceable, such deletion or reformation to apply only with respect to the operation of such Section in the particular jurisdiction in which such adjudication is made. It is expressly agreed that any court or arbitrator shall have the authority to modify any provision of Sections 6 through 10 if necessary to render it enforceable, in such manner as to preserve as much as possible the parties’ original intentions, as expressed therein, with respect to the scope thereof.

13. COPYRIGHT

Executive agrees that any work prepared by Executive for the Company that is eligible for copyright protection under any U.S. or foreign law shall be a work made for hire and ownership of all copyrights (including all renewals and extensions therein) shall vest in the Company. In the event any such work prepared by Executive for the Company is deemed not to be a work made for hire for any reason, Executive hereby irrevocably grants, transfers and assigns all right, title and interest in such work and all copyrights in such work and all renewals and extensions thereof to the Company, and agrees to provide all assistance reasonably requested by the Company in the establishment, preservation and enforcement of its copyright in such work, such assistance to be provided at the Company’s expense, but without any additional compensation to Executive. Executive agrees to and does hereby irrevocably waive all moral rights with respect to the work developed or produced hereunder, including any and all rights of identification of authorship and any and all rights of approval, restriction or limitation on use or subsequent modifications.

14. COMPANY’S AND EXECUTIVE’S DUTIES ON TERMINATION

In the event of termination of Executive’s employment pursuant to Section 5, Executive agrees to deliver promptly to the Company all Proprietary Information which is or has been in Executive’s possession or under Executive’s control. Upon termination of Executive’s employment by the Company for any reason whatsoever and at any earlier time the Company so requests, Executive will deliver to the custody of the person designated by the Company all originals and copies of such documents and other property of the Company in Executive’s possession, under Executive’s control or to which Executive may have access.

15. NON-DISPARAGEMENT

During the Term, for any reason, neither Executive nor his agents, on the one hand, nor the Company, or its senior executives or the Board, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other (including, in the case of communications by Executive or his agents, any of the Company’s officers, directors or employees). The foregoing shall not be violated by truthful responses to legal process or governmental inquiry or by private statements to any of the Company’s officers, directors or employees; provided, that, in the case of Executive, such statements are made in the course of carrying out his duties pursuant to this Agreement.

16. SEVERANCE PAYMENTS

In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Company, if Executive violates any of Sections 6 through 10, or Sections 13 through 15 hereof, any severance payments then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay, and Executive’s right to receive, such severance payments shall terminate and be of no further force or effect.

17. INDEMNIFICATION

The Company shall indemnify, defend and hold Executive harmless from and against any and all causes of action, claims, demands, liabilities, damages, costs and expenses of any nature whatsoever directly or indirectly arising out of or related to Executive’s discharging Executive’s duties hereunder on behalf of the Company and/or its respective subsidiaries and affiliates to the fullest extent permitted by law.

18. REPRESENTATIONS AND WARRANTIES

18.1 Executive hereby represents and warrants to the Company, and Executive acknowledges, that the Company has relied on such representations and warranties in employing Executive and entering into this Agreement, as follows:

(a) Executive has the legal capacity and right to execute and deliver this Agreement and to perform his obligations contemplated hereby, and this Agreement has been duly executed by Executive;

(b) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(c) Executive has forwarded to the Company a copy of all prior agreements with World of Jeans and Tops Inc., d.b.a. Tilly’s and its affiliates to which he is or was a party (collectively, the “Tilly’s Agreements”). Other than the Tilly’s Agreements, he is not subject to any employment, confidentiality, trade secret or similar agreement which reasonably could interfere with the performance of Executive’s duties under this Agreement;

(d) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person other than the Tilly’s Agreements;

(e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(f) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(g) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination under Section 5.3 if such act had occurred after the Effective Date.

18.2 The Company hereby represents and warrants to Executive, and the Company acknowledges that Executive has relied on such representations and warranties in entering into this Agreement, as follows:

(a) the Company has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder, and this Agreement has been duly executed by the Company;

(b) the execution, delivery and performance of this Agreement by the Company does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which the Company is a party or any judgment, order or decree to which the Company is subject;

(c) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of the Company, enforceable in accordance with its terms; and

(d) the Company understands that Executive will rely upon the accuracy and truth of the representations and warranties of the Company set forth herein and the Company consents to such reliance.

18.3 If it is determined that Executive is in breach or has breached any of the representations and warranties set forth herein, the Company shall have the right to terminate Executive’s employment for Cause under Section 5.3.

19. ARBITRATION

Any controversy arising out of or relating to this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or any other controversy arising out of Employee’s employment with the Company or the termination of Employee’s employment with the Company, including, but not limited to, any state or federal statutory claims, shall be submitted to arbitration in Orange County, California, before a sole arbitrator selected from Judicial Arbitration and Mediation Services, Inc., Orange County, California, or its successor (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association, and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 et seq. as the exclusive forum for the resolution of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought by either party to this Agreement in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief which the arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. The Company shall bear all administrative costs of any arbitration initiated under this Section 19, including any filing fees and arbitrator fees.

At the conclusion of the arbitration, the arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the arbitrator’s award or decision is based. Any award or relief granted by the arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction. The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. The arbitrator shall award reasonable attorney’s fees (including reasonable disbursements) to the party that the arbitrator has determined to be the prevailing party in such arbitration. Except as may be necessary to enter judgment upon the award or to the extent required by applicable law, all claims, defenses and proceedings (including, without limiting the generality of the foregoing, the existence of the controversy and the fact that there is an arbitration proceeding) shall be treated in a confidential manner by the arbitrator, the parties and their counsel, and each of their agents, employees and all others acting on behalf of or in concert with them. Without limiting the generality of the foregoing, no one shall divulge to any third party or person not directly involved in the arbitration the contents of the pleadings, papers, orders, hearings, trials, or awards in the arbitration, except as may be necessary to enter judgment upon an award as required by applicable law. Any court proceedings relating to the arbitration hereunder, including, without limiting the generality of the foregoing, to prevent or compel arbitration or to confirm, correct, vacate or otherwise enforce an arbitration award, shall be filed under seal with the court, to the extent permitted by law.

20. GENERAL PROVISIONS

20.1 Assignment, Binding Effect. Neither the Company nor Executive may assign, delegate or otherwise transfer this Agreement or any of their respective rights or obligations hereunder without the prior written consent of the other party, except that the Company may assign this Agreement to its successors (including any purchaser of its assets), and affiliates, parent or subsidiary corporations. This Agreement shall be binding upon and inure to the benefit of any permitted successors or assigns of the parties and the heirs, executors, administrators and/or personal representatives of Executive.

20.2 Notices.

(a) All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

Vice President, Human Resources
The Wet Seal, Inc.
26972 Burbank
Foothill Ranch, CA 92610
Facsimile No.: (949) 699-4722

If to Executive,

Edmond S. Thomas

Facsimile No.:

with a copy to:

Ted Bartelt
Bartelt, Jaynes & Associates
4590 MacArthur Blvd., #680
Newport Beach, CA 92660
Facsimile No.: (949) 753-7557

(b) All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

20.3 Governing Law. This Agreement is governed by, and is to be construed and enforced in accordance with, the laws of California without regard to principles of conflicts of laws.

20.4 Amendment. No provisions of this Agreement may be amended, modified or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer selected at such time by the Board, and such waiver is set forth in writing and signed by the party to be charged.

20.5 Entire Agreement. This Agreement (and the Exhibits attached hereto) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled as of the date hereof.

20.6 Withholding. All payments hereunder shall be subject to any required withholding of federal, state and local taxes pursuant to any applicable law or regulation.

20.7 Severability. The paragraphs and provisions of this Agreement are severable. If any paragraph or provision is found to be unenforceable, the remaining paragraphs and provisions will remain in full force and effect.

20.8 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

20.9 Additional Covenants. (a) Executive shall as promptly as practicable resign as the Chairman of the Audit Committee of Directed Electronics, Inc. and shall monitor, with the Board, his involvement on the boards of directors of the companies set forth on Schedule I to ensure his compliance with Section 4.2.

(b) The parties hereto agree to make such amendments to the terms and conditions of this Agreement as are necessary to ensure that this Agreement complies with the terms of Section 409A of the Code and any regulation or other official guidance promulgated thereunder.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first written above.

THE WET SEAL, INC.

By:	/s/ Joel N. Waller
Name:	Joel N. Waller
Title:	President & CEO

/s/ Edmond S. Thomas
Edmond S. Thomas

Schedule I

Board Memberships

Name of Corporation	Position	Committee Membership
Directed Electronics, Inc	Director	Audit (Chair)

Trans World Entertainment Corporation	Director	Audit; Nominating and Governance

Comark, Inc.	Director

Exhibit A

Form of Performance Share and Restricted Share Award Agreement

THIS PERFORMANCE SHARE AND RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”), made as of [            ], 2007 (the “Effective Date”), by and between The Wet Seal, Inc. (the “Company”) and Edmond S. Thomas, the President and Chief Executive Officer of the Company (the “Participant”), evidences the granting by the Company of stock awards of Performance Shares (as defined below) and Restricted Shares (as defined below) to the Participant and the Participant’s acceptance of the Performance Shares and the Restricted Shares. All capitalized terms not defined herein shall have the meaning ascribed to them in The Wet Seal, Inc. 2005 Stock Incentive Plan, as amended and as further amended and/or restated from time to time (the “Plan”).

The Company and the Participant agree as follows:

1. Performance Shares and Restricted Shares Grants.

1.1(a) The Company hereby grants as of the date hereof to the Participant an award of 333,333 shares of the Company’s Class A common stock, $0.10 par value per share (the “Common Stock”), which shall be subject to the performance-based vesting terms and conditions set forth in Section 2.1(a) (the “Tranche 1 Shares”).

(b) On each of [            ], 2008 and [            ], 2009, respectively, subject to the Participant’s continued employment with the Company on such dates, the Company shall grant to the Participant 333,333 and 333,334 shares of Common Stock (the “Tranche 2 Shares” and the “Tranche 3 Shares”, respectively, and collectively, with the Tranche 1 Shares (the “Performance Shares”)). The Tranche 2 Shares and Tranche 3 Shares shall be subject to the performance-based vesting terms and conditions set forth in Section 2.1(b) and 2.1(c), respectively.

1.2 The Company hereby grants to the Participant as of the date hereof, in the aggregate, an award of 500,000 shares of Common Stock, all of which shall be subject to the time-based vesting terms and conditions set forth in Section 2.2 (the “Restricted Shares”).

1.3 The Performance Shares and the Restricted Shares (collectively, the “Award Shares”) shall be evidenced by book-entry registration with the Company’s transfer agent, subject to such stop-transfer orders and other terms deemed appropriate by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to reflect the restrictions applicable to such Award Shares. Notwithstanding the foregoing, if any certificate is issued in respect of the Award Shares at the sole discretion of the Committee, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award Shares, substantially in the following form:

“THE TRANSFERABILITY OF THIS CERTIFICATE AND THE CLASS A COMMON STOCK REPRESENTED HEREBY ARE SUBJECT TO THE TERMS AND CONDITIONS (INCLUDING FORFEITURE) CONTAINED IN THE AWARD

AGREEMENT DATED AS OF [            ], 2007, ENTERED INTO BETWEEN THE REGISTERED OWNER AND THE WET SEAL, INC.”

If a certificate is issued with respect to any Award Shares, the Committee may require that the certificate evidencing such Award Shares be held in custody by the Company until the restrictions thereon shall have lapsed and that the Participant shall have delivered a stock power, endorsed in blank, relating to the Award Shares covered by such award. At the expiration of the restrictions, the Company shall instruct the transfer agent to release the Award Shares from the restrictions applicable to such Award Shares, subject to the terms of the Plan and applicable law or, in the event that a certificate has been issued, redeliver to the Participant (or his or her legal representative, beneficiary or heir) share certificates for the shares deposited with it without any legend, except as otherwise provided by the Plan, this Agreement or applicable law.

During the period following the grant of the respective Award Shares hereunder, the Participant shall have the right to receive dividends on and to vote the respective Award Shares while they are subject to restriction, except as otherwise provided in the Plan. For purposes of clarification, the Participant shall not have any of the rights set forth in the foregoing sentence with respect to the Tranche 2 Shares and the Tranche 3 Shares until such shares have been granted pursuant to Section 1.1(b).

If the Award Shares are forfeited, in whole or in part, the Participant will assign, transfer and deliver any evidence of the Award Shares to the Company and cooperate with the Company to reflect such forfeiture. By accepting these Award Shares, the Participant acknowledges that the Company does not have an adequate remedy in damages for the breach by the Participant of the conditions and covenants set forth in this Agreement and agrees that the Company is entitled to and may obtain an order or a decree of specific performance against the Participant issued by any court having jurisdiction.

1.4(a) The issuance of the Award Shares is and will be made, as the case may be, in consideration of the services rendered to the Company by the Participant. The Company and the Participant acknowledge that the Award Shares are and will be issued pursuant to the authority of the Board of Directors.

(b) The Company is issuing the Tranche 1 Shares pursuant to the terms and conditions of the Plan and the Tranche 2 Shares and the Tranche 3 Shares will be issued pursuant to such stockholder-approved equity incentive plans or arrangements in effect at the time such shares are granted.

(c) The Company is issuing the Restricted Stock outside of the Plan or any other equity incentive plan arrangements of the Company and pursuant to Section 4350(I)(1)(A)(iv) of the NASDAQ Marketplace Rules. Notwithstanding the foregoing, the parties hereto agree that Restricted Shares shall be subject to the terms and conditions of the Plan; provided that to the extent there is conflict between the Plan and this Agreement, this Agreement shall control.

1.5 Except as provided in the Plan or this Agreement, the restrictions on the Award Shares are that prior to vesting as provided in Section 3 of this Agreement, the Award Shares will be forfeited by the Participant and all of the Participant’s rights to such Award Shares shall immediately terminate without any payment or consideration by the Company, in the event of any sale, assignment, transfer, hypothecation, pledge or other alienation of such Award Shares made or attempted, whether voluntary or involuntary, and if involuntary whether by process of law in any civil or criminal suit, action or proceeding, whether in the nature of an insolvency or bankruptcy proceeding or otherwise.

2. Vesting.

2.1 Vesting of Performance Shares.

(a) (i) On or following the first anniversary of the Effective Date, 166,667 of the Tranche 1 Shares shall vest if, at any time following the Effective Date through the third anniversary thereof (the “Tranche 1 Vesting Period”), the weighted average closing price of the Company’s Class A Common Stock for any trailing 20 trading days (the “20-Day Average”) equals or exceeds $5.15 per share (the “Tranche 1 Base Price”); and

(ii) on or following the first anniversary of the Effective Date, the remaining 166,666 of the Tranche 1 Shares shall vest if, at any time during the Tranche 1 Vesting Period, the 20-Day Average equals or exceeds 120% of the Tranche 1 Base Price.

For the avoidance of doubt, if the 20-Day Average equals or exceeds 120% of the Tranche 1 Base Price at any time during the Tranche 1 Vesting Period, 100% of the Performance Shares in Tranche 1 shall vest.

(b) (i) On or following the second anniversary of the Effective Date, 166,667 of the Tranche 2 Shares shall vest if, at any time following the first anniversary of the Effective Date through the third anniversary thereof (the “Tranche 2 Vesting Period”), the 20-Day Average equals or exceeds $7.41 per share (the “Tranche 2 Base Price”); and

(ii) on or following the second anniversary of the Effective Date, the remaining 166,666 of the Tranche 2 Shares shall vest if, at any time during the Tranche 2 Vesting Period the 20-Day Average equals or exceeds 120% of the Tranche 2 Base Price.

For the avoidance of doubt, if the 20-Day Average equals or exceeds 120% of the Tranche 2 Base Price at any time during the Tranche 2 Vesting Period, 100% of the Performance Shares in Tranche 2 shall vest.

(c) (i) On or following the third anniversary of the Effective Date, 166,667 of the Tranche 3 Shares shall vest if, at any time following the second anniversary of the Effective Date through the third anniversary thereof (the “Tranche 3 Vesting Period”), the 20-Day Average equals or exceeds $10.67 per share (the “Tranche 3 Base Price”); and

(ii) on or following the third anniversary of the Effective Date, the remaining 166,667 of the Tranche 3 Shares shall vest if, at any time during the Tranche 3 Vesting Period, the 20-Day Average equals or exceeds 120% of the Tranche 3 Base Price.

For the avoidance of doubt, if the 20-Day Average equals or exceeds 120% of the Tranche 3 Base Price at any time during the Tranche 3 Vesting Period, 100% of the Performance Shares Tranche 3 shall vest.

(d) If any of the Performance Shares granted hereunder are still outstanding as of the third anniversary of the Effective Date and have not otherwise vested after giving effect to the vesting provisions of clauses (a), (b) and (c) above as of 4:00 p.m. (local time in New York on such date), the unvested Performance Shares shall automatically be forfeited without the payment of any consideration to the Participant.

(e) If the Participant ceases to be in Continuous Service of the Company at any time and for any reason prior to the vesting of the Performance Shares or notifies the Company of his intention to cease his continuing service, all unvested Performance Shares that are still outstanding upon such termination of employment shall automatically be forfeited without the payment of any consideration to the Participant upon such cessation of service.

(f) Notwithstanding the terms set forth in the Plan and/or any other stockholder-approved equity incentive plan or arrangement under which the Tranche 2 Shares and the Tranche 3 Shares shall be granted, none of the Performance Shares will be subject to accelerated vesting thereunder.

2.2 Vesting of Restricted Shares; Acceleration

(a) The Restricted Shares shall vest in the following manner: (i) 166,666 Restricted Shares shall vest on first anniversary of the Effective Date, (ii) 166,666 Restricted Shares shall vest on second anniversary of the Effective Date and (iii) 166,668 Restricted Shares shall vest on third anniversary of the Effective Date; subject, in the case of (i), (ii) and (iii), to the Participant serving as the President and Chief Executive Officer of the Company on each of the respective dates.

(b) Notwithstanding the foregoing, if the Participant’s employment with the Company is terminated:

(i) as a result of his death;

(ii) due to his Disability (as defined in the Employment Agreement dated September 6, 2007 by and between the Company and Participant, as amended and/or restated from time to time (the “Employment Agreement”));

(iii) by the Company without Cause (as defined in the Employment Agreement);

(iv) by the Participant for Good Reason (as defined in the Employment Agreement);

(v) notwithstanding the terms of the Plan to the contrary, within ninety (90) days after the Change of Control (as defined in the Employment Agreement), by the Company without Cause or by the Participant for Good Reason; or

(vi) due to any other reason acceptable to the Committee in its sole discretion (any of the foregoing, a “Termination Event”),

all Restricted Shares that would have vested on the milestone vesting date immediately following the date of the Termination Event shall vest as of the date of the Termination Event, and all remaining unvested Performance Shares and Restricted Shares shall be forfeited. The parties hereto agree; however, that if the Termination Event set forth in clause (v) occurs prior to February 3, 2008, none of the unvested Restricted Shares shall vest and all of the Performance Shares and Restricted Shares granted previously shall be forfeited.

If the Participant ceases to serve as the President and Chief Executive Officer of the Company for a reason other than a Termination Event at any time prior to the respective vesting dates, any Performance Shares and Restricted Shares that are unvested as of the date of such cessation of service shall automatically be forfeited.

3. Company; Participant.

3.1 The term “Company” as used in this Agreement with reference to service shall include the Company and its Affiliates, as appropriate.

3.2 Whenever the word “Participant” is used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiaries, the executors, the administrators, or the person or persons to whom the Award Shares may be transferred by will or by the laws of descent and distribution, the word “Participant” shall be deemed to include such person or persons.

4. Adjustments. The Award Shares may be adjusted as provided for in Section 12 of the Plan and the Committee shall not exercise any discretion under Section 10.4 of the Plan to reduce Participant’s Award Shares hereunder.

5. Compliance with Law. Notwithstanding any of the provisions hereof, the Company will not be obligated to issue or transfer any Award Shares to the Participant hereunder, if the exercise thereof or the issuance or transfer of such Award Shares shall constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority. Any determination in this connection by the Committee shall be final, binding and conclusive. The Company shall take all appropriate steps, including, to the extent necessary, the filing of an appropriate registration statement at its sole expense, such that Participant may sell the Award Shares upon the lapse of the restrictions set forth herein, subject to the Company’s insider trading policies.

6. No Right to Continued Service. Nothing in this Agreement or in the Plan shall confer upon the Participant any right to continue in the service of the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the services of or discharge the Participant at any time for any reason whatsoever, with or without cause. Except as provided herein, the Participant acknowledges and agrees that the continued vesting of the Tranche 1 Shares, the granting of the Tranche 2 Shares and the vesting of the Restricted Shares granted hereunder are premised upon Executive’s provision of future services to the Company and such Performance Shares and Restricted Shares shall not accelerate upon his termination of Continuous Service for any reason, except as specifically provided herein.

7. Representations and Warranties of the Participant. The Participant represents and warrants to the Company that:

7.1 The Participant acknowledges that there may be adverse tax consequences upon the vesting of the Award Shares or disposition of the Award Shares once vested, and that the Participant should consult a tax adviser prior to such time.

7.2 The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company.

8. Registration. The Company hereby agrees to register the Award Shares as promptly as practicable after the granting of the respective Award Shares on Registration Statements on Form S-8 and Form S-3, as the case may be (or any successor to Form S-8 or Form S-3, as applicable), or to the extent not available, on any similar short-form registration statement.

9. Taxes.

9.1 The Participant agrees that, subject to Section 10.2 below, no later than the date as of which the respective restrictions on each of the Performance Shares and Restricted Shares shall lapse with respect to all or any of the Performance Shares or Restricted Shares, as the case may be, covered by this Agreement, the Participant shall pay to the Company (by check or wire transfer) any federal, state or local income and employment taxes of any kind required by law to be withheld, if any, with respect to the Performance Shares or Restricted Shares for which the restrictions shall lapse; provided, that the Participant may elect to satisfy this withholding obligation by having the Company withhold from the Participant the number of Restricted Shares or Performance Shares, as applicable, having a Fair Market Value equal to the tax withholding obligation in respect of the Performance Shares or Restricted Shares that vest (but no more than the minimum amount of shares required to be withheld by the Company that can be satisfied through the withholding of the shares). The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to the Performance Shares and Restricted Shares.

9.2 With respect to each grant of Award Shares hereunder, if the Participant properly elects (within thirty (30) days of the grant date of such Award Shares) to include in gross income for federal income tax purposes an amount equal to the Fair Market Value of such Award Shares as of the date on which such Award Shares were granted pursuant to Section 83(b) of the Code, the Participant shall pay to the Company, or make other arrangements satisfactory to the Committee to pay to the Company in the year of such grant, any federal, state or local taxes required to be withheld with respect to such Award Shares. If the Participant fails to make such payments, the Company or its affiliates shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Participant any federal, state or local taxes of any kind required by law to be withheld with respect to such Award Shares.

10. Notice. All notices, requests, demands or other communications that are required or may be given under this Agreement shall be in writing and shall be given by personal delivery, by certified or registered United States mail (postage prepaid, return receipt requested), by a nationally recognized overnight delivery service for next day delivery, or by facsimile transmission, as follows (or to such other address as any party may give in a notice given in accordance with the provisions hereof):

If to the Company,

Vice President, Human Resources
The Wet Seal, Inc.
26972 Burbank
Foothill Ranch, CA 92610
Facsimile No.: (949) 699-4722

If to Executive,

Edmond S. Thomas

Facsimile No.:

with a copy to:

Ted Bartelt
Bartelt, Jaynes & Associates
4590 MacArthur Blvd, #680
Newport Beach, CA 92660
Facsimile No.: (949) 753-7557

All notices, requests or other communications will be effective and deemed given only as follows: (i) if given by personal delivery, upon such personal delivery, (ii) if sent by certified or registered mail, on the fifth business day after being deposited in the United States mail, (iii) if sent for next day delivery by overnight delivery service, on the date of delivery as confirmed by written confirmation of delivery, (iv) if sent by facsimile, upon the transmitter’s confirmation of receipt of such facsimile transmission, except that if such confirmation is received after 5:00 p.m. (in the recipient’s time zone) on a business day, or is received on a day that is not a business day, then such notice, request or communication will not be deemed effective or given until the next succeeding business day. Notices, requests and other communications sent in any other manner, including by electronic mail, will not be effective.

11. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of California without regard to its conflict of law principles.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

THE WET SEAL, INC.

By:
Name:
Title:

PARTICIPANT

Edmond S. Thomas

Exhibit B

Form of Release

1. Termination of Employment. Edmond S. Thomas (“Executive”) acknowledges that his last day of employment with The Wet Seal, Inc. and any of its affiliates (the “Company”) is                                                               (the “Termination Date”).

2. Full Release. For the consideration set forth in the Employment Agreement, by and between the Company and Executive, dated as of                 , 2007 (the “Employment Agreement”) and for other fair and valuable consideration therefor, Executive, for himself, his heirs, executors, administrators, successors and assigns (hereinafter collectively referred to as the “Releasors”), hereby fully releases and discharges the Company, its parents, subsidiaries, affiliates, insurers, successors, and assigns, and their respective officers, directors, officers, employees, and agents (all such persons, firms, corporations and entities being deemed beneficiaries hereof and are referred to herein as the “Company Entities”) from any and all actions, causes of action, claims, obligations, costs, losses, liabilities, damages and demands of whatsoever character, whether or not known, suspected or claimed, which the Releasors have, from the beginning of time through the date of this Release, against the Company Entities arising out of or in any way related to Executive’s employment or termination of his employment; provided, however, that this shall not be a release with respect to any amounts and benefits owed to Executive pursuant to the Employment Agreement upon termination of employment, employee benefit plans of the Company, or Executive’s right to indemnification as provided in Section 17 of the Employment Agreement.

3. Waiver of Rights Under Other Statutes. Executive understands that this Release waives all claims and rights Executive may have under certain federal, state and local statutory and regulatory laws, as each may be amended from time to time, including but not limited to, the Age Discrimination in Employment Act (including the Older Workers Benefit Protection Act) (“ADEA”), Title VII of the Civil Rights Act; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Rehabilitation Act of 1973; the Americans with Disabilities Act; the Worker Adjustment and Retraining Notification Act; the California Fair Employment and Housing Act, the California Family Rights Act, California law regarding Relocations, Terminations, and Mass Layoffs, the California Labor Code; and all other statutes, regulations, common law, and other laws in any and all jurisdictions (including, but not limited to, California) that in any way relate to Executive’s employment or the termination of his employment.

4. Informed and Voluntary Signature. No promise or inducement has been made other than those set forth in this Release. This Release is executed by Executive without reliance on any representation by Company or any of its agents. Executive states that he is fully competent to manage his business affairs and understands that he may be waiving legal rights by signing this Release. Executive hereby acknowledges that he has carefully read this Release and has had the opportunity to thoroughly discuss the terms of this Release with legal counsel of his choosing. Executive hereby acknowledges that he fully understands the terms of this Release and its final and binding effect and that he affixes his signature hereto voluntarily and of his own free will.

5. Waiver of Rights Under the Age Discrimination Act. Executive understands that this Release waives all of his claims and rights under the ADEA. The waiver of Executive’s rights under the ADEA does not extend to claims or rights that might arise after the date this Release is executed. The monies to be paid to Executive are in addition to any sums to which Executive would be entitled without signing this Release. For a period of seven (7) days following execution of this Release, Executive may revoke the terms of this Release by a written document received by the Chief Financial Officer of the Company no later than 11:59 p.m. of the seventh day following Executive’s execution of this Release. The Release will not be effective until said revocation period has expired. Executive acknowledges that he has been given up to twenty-one (21) days to decide whether to sign this Release. Executive has been advised to consult with an attorney prior to executing this Release and has been given a full and fair opportunity to do so.

6. Waiver Of Civil Code Section 1542. It is the intention of the parties in signing this Release that it should be effective as a bar to each and every claim, demand and cause of action stated above. In furtherance of this intention, Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action referred to above. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

7. Miscellaneous.

(a) This Release shall be governed in all respects by the laws of the State of California without regard to the principles of conflict of law.

(b) In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Release is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

(c) This Release may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(d) The paragraph headings used in this Release are included solely for convenience and shall not affect or be used in connection with the interpretation of this Release.

(e) This Release, the Employment Agreement and the Award Agreement represent the entire agreement between the parties with respect to the subject matter hereto and may not be amended except in a writing signed by the Company and Executive. If any dispute should arise under this Release, it shall be settled in accordance with the terms of Section 19 of the Employment Agreement.

(f) This Release shall be binding on the executors, heirs, administrators, successors and assigns of Executive and the successors and assigns of Company and shall inure to the benefit of the respective executors, heirs, administrators, successors and assigns of the Company Entities and the Releasors.

IN WITNESS WHEREOF, the Parties hereto have executed this Release on                 , 20    .

THE WET SEAL, INC.

By:
Name:
Title:

Edmond S. Thomas

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